FOR IMMEDIATE RELEASE

ATLAS FINANCIAL HOLDINGS SIGNS DEFINITIVE AGREEMENT TO PURCHASE
OUTSTANDING PREFERRED SHARES

Chicago, Illinois – August 1, 2013 – Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”)
announced today that it entered into a definitive agreement to buy back and cancel of all of its outstanding preferred shares which are eligible for redemption. These preferred shares had a liquidation amount of $18.0 million and were purchased by
Atlas for $16.2 million. Based on outstanding common shares as of the Company’s most recent 10Q, this discount is equal to
$0.22 per common share. $7.5 million of the $16.2 million purchase price was paid upon the execution of the agreement, with the remaining amount to be paid over time as disclosed in the Company’s July 7, 2013 press release and related 8-K filed on
July 11, 2013.

The preferred shares being redeemed were issued by Atlas on December 31, 2010 in connection with the acquisition of
American Country and American Service Insurance Companies. These preferred shares became eligible for redemption as of
January 1, 2013. Had these preferred shares not been purchased for cancellation by Atlas, they would have been convertible after December 31, 2015 into 2,286,000 common shares at a strike price of $7.87.

“This is a very positive transaction,” stated Scott D. Wollney, Atlas’ President & Chief Executive Officer. “It simplifies our capital structure by allowing us to eliminate potential future dilution to common equity through a transaction that is immediately accretive to the Company as a result of the discounted purchase price and meaningful elimination of preferred dividend payments.”

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com